Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-120866, No. 333-120867, No. 333-139539 and No. 333-139543 of Neenah Paper, Inc. on Form S-8 of our report dated June 27, 2008, relating to the statement of net assets available for benefits of the Neenah Paper 401(k) Retirement Plan as of December 31, 2007 appearing in this Annual Report on Form 11-K of Neenah Paper 401(k) Retirement Plan for year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 29, 2009